Exhibit 10.8

Farm-in Agreement – Special Exploration Licence SEL 13/98

Dated **

M R Associates LLP

(MRA)

Great South Land Minerals Limited

(GSLM)

Contents

1	Definitions and interpretation	4

2	Commencement and duration	7

3	Farm-in rights and assignment of the Farm-in Interest	7

4	Conditions Precedent	8

5	Farm-in Works	9

6	GSLM’s obligations and GSLM Works	11

7	Technical Data	12

8	Liability and Indemnity	12

9	Representations and Warranties	13

10	Termination	13

11	Assignment	14

12	Force Majeure	15

13	Unitisation	16

14	Further assurances	16

15	Confidentiality and Public Announcements	16

16	No partnership	18

17	Invalidity	18

18	Entire Agreement	18

19	Waiver and variation	18

20	Survival	19

21	Tax	19

22	Stamp duty and costs	19

23	Notices	19

24	Counterparts	20

25	Joint Preparation	20

26	Governing law and dispute resolution	20

27	Third Party Rights	20

Schedule 1 – JV Area		22

Schedule 2 – Representations and warranties		24

Schedule 3 – Joint Operating Agreement Principles		26

Farm-in Agreement

Dated **

Between

(1)	M R Associates LLP (MRA), a company registered in the [British Virgin Islands] whose office is at [c/- Parkview House, Fourteen South Audley Street, Mayfair, London W1K 1HN]; and

(2)	Great South Land Minerals Limited, a company registered in Australia with Australian Business Number 54 068 650 386 whose registered office is at Level 3, 65 Murray Street, Hobart, Tasmania, AUS 7000.

Recitals

A	GSLM is the owner and holder of a 100% legal and beneficial interest in the Licence. GSLM is conducting research and exploration activities within the Licence Area in search of commercial deposits of oil and gas.

B	MRA is an independent energy exploration company and has been granted Special Exploration Licence SEL 5/2005. MRA wishes to farm-in to the JV Area portion of the Licence Area.

C	The Parties agree that GSLM is to assign and transfer a 95% beneficial interest in the JV Area portion of the Licence (the Farm-in Interest) to MRA and that MRA is to carry out certain farm-in work in the JV Area subject to the terms and conditions of this Agreement.

It is agreed

1	Definitions and interpretation

1.1	Definitions

In this Agreement, the following definitions apply:

Affiliate means, with respect to any person, any other person which Controls, or is Controlled by, or under common Control with, such person.

Applicable Laws means any Legislation, any common or customary law, constitution, decree, judgment, order, ordinance, treaty or other legislative measure in any jurisdiction.

AUD or A$ means Australian dollars, the lawful currency of the Commonwealth of Australia.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for foreign exchange in both Tasmania (Australia) and [England/Canada];

Commercial Discovery means a Discovery that is sufficient to entitle an application to be made to the Relevant Authority for a Mining Lease or Retention Licence (as applicable) to commence exploitation or further evaluate (as applicable) the Discovery.

Commercial Discovery Area is defined in Clause 5.6.

Conditions Precedent is defined in Clause 4.1.

Confidential Information is defined in Clause 15.1.

Control means the power to direct the management or policies of a person, directly or indirectly, whether through the ownership of fifty percent (50%) or more of the shares or the voting rights, by contract or otherwise, and Controlled and Controlling shall be construed accordingly.

Discovery means the discovery of an accumulation of oil, gas or other hydrocarbons.

Effective Date is defined in Clause 2.2.

Farm-in Interest in defined in Recital C.

Farm-in Work is defined in Clause 5.2.

Farm-in Works is defined in Clause 5.2.

Farm-in Work Notice is defined in Clause 5.2.

Farm-In Work Start Date is defined in Clause 5.2.

GSLM Area means the Licence Area excluding the JV Area.

GSLM Work is defined in Clause 6.2.1.

GSLM Works is defined in Clause 6.2.1.

GSLM Work Notice is defined in Clause 6.2.1.

GSLM Work Start Date is defined in Clause 6.2.1.

Insolvency is defined in Clause 10.1.3.

Interim Period JV Area JOA is defined in Clause 4.5(b).

JOA Model is defined in Clause 3.3.

JV Area means the area described in Part I of Schedule 1 and as identified in the extract of the Licence in Part 2 of Schedule 1.

JV Area JOA is defined in Clause 3.3.

Legal Opinion means a legal opinion acceptable to MRA addressing local law issues affecting this Agreement and the JV Area JOA including: (a) any environmental, native title or aboriginal heritage issues affecting the JV Area; (b) the rights of the owner(s) and occupier(s)(if applicable) of the land underlying the JV Area; (c) any encumbrances or third party rights relating to the Licence; and (d)any tax, capital gains tax and stamp duty issues affecting the transactions contemplated by the Agreement.;

Legislation means any statute, by-law, regulation, rule, subordinate or delegated legislation or order (including for the avoidance of doubt Mineral Resources Tasmania’s “Mineral Exploration Code of Practice”, Edition 4 – March 1999 (as amended or replaced from time to time)) and any reference to “Legislation” is to such “Legislation” as amended, modified or consolidated at the date of this Agreement and to any legislation replacing it or made under it and in force at the date of this Agreement.

Licence means the Special Exploration Licence SEL 13/98 granted to GSML by the Minister for Infrastructure, Energy and Resources in accordance with the MRD Act and which was renewed on 28 October 2004 until 30 September 2009.

Licence Area means the area of land to which the Licence applies.

Loss includes any loss howsoever described or characterised and whensoever and howsoever arising (including loss of profit, loss of revenue, loss of use, loss of contract, loss of goodwill, and indirect and consequential loss, including economic loss), cost (including any cost of enforcement), expense, payment, liability (including tax liability), claim, demand, damage, proceedings, penalty, fine, fee, rates, levy, charge, royalty, interest, insurance premium, call, judgment, order or other sanction or amount payable and the amount by which any right or entitlement to an amount has been reduced as a result of the matter in question.

Management Committee is defined in Schedule 3.

Mining Lease means a mining lease in force under Part 4 of the MRD Act.

MRD Act means the Mineral Resources Development Act 1995 (Tasmania).

Parties means MRA and GSML. Party shall be construed accordingly.

Reasonable and Prudent Operator means a person seeking, in good faith, to perform its contractual obligations and, in so doing and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions. Any reference to the standard of a Reasonable and Prudent Operator shall be construed accordingly.

Registrar is defined in the MRD Act.

Relevant Applicant means MRA, or in circumstances where MRA is not permitted to make such application under the MRD Act, GSLM acting in accordance with MRA’s reasonable instructions in accordance with Clause 3.4.

Relevant Authority means any local, state, national or supra-national agency, authority, department, inspectorate, minister, official, court, tribunal or public or statutory person of the State of Tasmania or Commonwealth of Australia which has jurisdiction over the subject matter of this Agreement, the Licence and/or the JV Area.

Relevant Percentage Interests means the following legal and beneficial percentage interests:

(a)	MRA – 95%; and

(b)	GSLM – 5%.

Retained Interest is defined in Clause 3.2.

Retention Licence means a licence in force under Part 3 of the MRD Act.

Technical Data is defined in Clause 7.1.

1.2	Interpretation

In this Agreement:

(a)	the list of contents and headings are for ease of reference only and shall not be taken into account in construing this Agreement;

(b)	references to this Agreement shall be construed as references to this Agreement, as amended, varied, novated supplemented or replaced from time to time;

(c)	references to any recital, Clause, paragraph or Schedule are to those contained in this Agreement and all Schedules to this Agreement are an integral part of this Agreement;

(d)	the expression this Clause shall, unless followed by reference to a specific provision, be deemed to refer to the whole clause (not merely the sub-clause, paragraph or other provision) in which the expression occurs;

(e)	references to a Party are references to a party to this Agreement including that party’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement;

(f)	the words include, including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

(g)	the words other and otherwise shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

(h)	in writing means any communication made by letter or fax;

(i)	where a word or expression is defined, cognate words and expressions shall be construed accordingly;

(j)	in the event of any conflict between the provisions of this Agreement and the provisions of the Interim Period JV Area JOA, the provisions of this Agreement shall prevail to the extent needed to resolve any inconsistency.

2	Commencement and duration

2.1	On the date of the execution of this Agreement, only Clauses 1, 2, 3.3, 3.4, 3.5, 6.1, 8, 9 to 11 (inclusive), 13 to 19 (inclusive) and 22 to 27 (inclusive) shall become effective.

2.2	The remaining Clauses of this Agreement shall come into full force and effect on the satisfaction of the last of the Conditions Precedent to be satisfied or the waiver of the last remaining Condition(s) Precedent in accordance with Clause 4.3 (the Effective Date).

3	Farm-in rights and assignment of the Farm-in Interest

3.1	On the Effective Date GSLM hereby assigns and transfers the Farm-In Interest to MRA in consideration for MRA entering into this Agreement and paying GSLM the sum of AUD 10 and MRA hereby agrees to accept the Farm-In Interest.

3.2	GSLM shall, upon the assignment and transfer of the Farm-in Interest to MRA, retain a 5% beneficial interest in respect of the JV Area (the Retained Interest).

3.3	The Parties shall, subject to the terms and conditions of this Agreement, negotiate in good faith and execute a joint operating agreement in respect of the JV Area (the JV Area JOA) using the Association of International Petroleum Negotiators (AIPN), AIPN Model Form International Operating Agreement, 2002 or such other joint operating agreement model proposed by MRA (JOA Model) as the basis of negotiations subject to the principles set out in Schedule 3 and MRA shall be the operator under the JV Area JOA.

3.4	The Relevant Applicant shall, at MRA’s sole cost and expense, make a separate application to the Relevant Authority for approval of each of the following documents (and the transactions contemplated by each of them) in accordance with the MRD Act as soon as possible after each such document is executed:

(a)	this Agreement; and

(b)	the JV Area JOA.

3.5	GSLM shall:

(a)	allow MRA to lodge a caveat under Section 186 of the MRD Act with the Registrar to protect its interest in the Farm-in Interest (together with a copy of this Agreement, if required);

(b)	allow MRA to keep that caveat in force until the earlier of the date on which MRA agrees to remove the caveat and the date on which this Agreement is terminated in accordance with Clause 10; and

(c)	not appeal against the lodging of the caveat referred to in sub-section (a) above or its remaining in force under the MRD Act.

4	Conditions Precedent

4.1	The following are the conditions precedent (collectively the Conditions Precedent and individually a Condition Precedent):

(a)	the lodging of a caveat under Section 186 of the MRD Act and confirmation from the Relevant Authority that it has not received any objections to the lodging of such caveat or its remaining in force (including from GSLM);

(b)	the Parties obtaining the written approval of the Relevant Authority(ies) to this Agreement in accordance with the requirements of the MRD Act;

(c)	the Legal Opinion being obtained by MRA (at its sole cost and expense);

(d)	negotiation and execution of a mutually acceptable JV Area JOA by the Parties in accordance with Clause 3.3 and its approval by the Relevant Authority; and

(e)	the issue by GSLM to MRA of a certificate certifying that there has been no breach of the representations and warranties made by it under Clause 9 of this Agreement.

4.2	Each Party shall use its reasonable efforts to satisfy each of the Conditions Precedent applicable to it as soon as possible after the date on which this Agreement is executed.

4.3	In the event that a Condition Precedent is not satisfied, the Party responsible for satisfying the Condition Precedent shall give notice of this failure to the other Party and MRA may in its reasonable discretion elect to waive that Condition Precedent or elect to make the Condition Precedent a condition subsequent.

4.4	If any Condition Precedent has not been satisfied, waived or converted into a condition subsequent in accordance with this Clause 4 within six (6) months of the date of execution of this Agreement, then MRA may, by notifying GSLM, terminate this Agreement in accordance with Clause 10.1.1 with immediate effect.

4.5	In the event that MRA elects to treat the Condition Precedent described in Clause 4.1(d) as a condition subsequent, the Parties agree that:

(a)	subject to Clause 4.5(c), the JV Area JOA shall be negotiated and executed by the Parties in accordance with Clause 3.3 and lodged for approval with the Relevant Authority as quickly as possible after the Effective Date and in any event, before the Farm-in Work Start Date;

(b)	prior to the execution of the JV Area JOA by the Parties the JOA Model shall apply between the Parties to all operations of the Parties in the JV Area subject to the principles set out in Schedule 3 as if it had been fully executed by the Parties (Interim Period JV Area JOA); and

(c)	if the JV Area JOA is not approved by the Relevant Authority within 6 months of the Effective Date or such later date as is agreed by the Parties, then MRA may by notifying GSLM terminate this Agreement in accordance with Clause 10.1.1 with immediate effect.

4.6	Any dealing to which section 176 of the MRD Act applies and which is evidenced by or entered into pursuant to the provisions of this Agreement, is of no force insofar as that dealing would have an effect of the kind referred to in section 176 of the MRD Act unless and until that dealing has been approved by the Relevant Authority in accordance with section 176 of the MRD Act.

5	Farm-in Works

5.1	For the purposes of section 30 of the MRD Act, GSLM hereby consents to MRA conducting exploration activities permitted by the Licence in the JV Area, on and after the Effective Date and shall not permit any other party to conduct exploration activities in the JV Area without the prior written consent of MRA.

5.2	At any time on or after the Effective Date, MRA may carry out exploration work permitted under the Licence in the JV Area (at its sole cost and expense) (Farm-in Works) provided that:

(a)	MRA gives GSLM at least seven (7) Business Days notice (Farm-in Work Notice) of its intention to carry out exploration work in the JV Area;

(b)	the Farm-in Work Notice specifies:

(i)	the details of the exploration work that MRA intends to carry out in the JV Area (Farm-in Work); and

(ii)	the dates on which MRA shall commence the Farm-in Work (Farm-in Work Start Date) and estimates to complete the Farm-in Work; and

(c)	the Farm-in Work shall not interfere with any GSLM Work in the JV Area that GSLM has already commenced carrying out or has notified MRA that it will commence carrying out prior to the Farm-in Work Start Date in accordance with Clause 6.2.

5.3	Subject to Clauses 5.4 and 12, MRA shall:

(a)	perform (or procure the performance of) all Farm-in Works in accordance with:

(i)	the Farm-in Work Notice relating to that Farm-in Work;

(ii)	the JV Area JOA (or, if applicable, the Interim Period JV Area JOA); and

(iii)	all Applicable Laws; and

(b)	provide GSLM with such information in respect of the progress of Farm-in Work and the completion of Farm-in Work as would be expected of a Reasonable and Prudent Operator in similar circumstances including all information that is required to be disclosed to the Relevant Authority under the Licence and the MRD Act.

5.4	Any exploration well forming part of the Farm-in Works shall be deemed to be completed (without regard to depth of the well) if MRA encounters impenetrable substances, basement, commercial quantities of oil or gas at a lesser depth or is forced to abandon the well because of difficulties insurmountable by employing modern drilling technology in conformity with sound, cost effective practices that are generally accepted in the international petroleum industry by Reasonable and Prudent Operators.

5.5	GSLM shall use its best endeavours to assist MRA to carry out its Farm-in Works and agrees to execute and sign such documents and do such things as are required to apply for or to assist MRA to apply for, all necessary permissions, licences, consents or agreements required to bring any Commercial Discoveries discovered in the JV Area into commercial production as soon as reasonably possible after any Commercial Discoveries are made.

5.6	If MRA notifies GSLM that it wishes to apply for a Mining Lease (in joint names) under the MRD Act or if GSLM and/or MRA are required to apply for a Mining Lease by the Relevant Authority under the MRD Act in respect of the JV Area or the portion of the JV Area where a Commercial Discovery has been made (Commercial Discovery Area):

(a)	GSLM shall by notice to MRA in accordance with section 71(2) of the MRD Act:

(i)	forgo its exclusive right to mark out and apply for a Mining Lease in respect of the Commercial Discovery Area; and

(ii)	consent to MRA marking out and applying for a Mining Lease in respect of the Commercial Discovery Area either alone or jointly with GSLM in accordance with the Parties’ Relevant Percentage Interests; and

(b)	MRA shall (subject to receiving it) provide the Registrar with a copy of GSLM’s notice within 14 days of the date of the notice in accordance with section 71(3) of the MRD Act.

5.7	If MRA notifies GSLM that it wishes to apply for a Retention Licence (in joint names) under the MRD Act in respect of the Commercial Discovery Area:

(a)	GSLM shall by notice to MRA in accordance with section 48(1) of the MRD Act:

(i)	forgo its exclusive right to mark out and apply for a Retention Licence in respect of the Commercial Discovery Area; and

(ii)	consent to MRA marking out and applying for a Retention Licence in respect of the Commercial Discovery Area either alone or jointly with GSLM in accordance with the Parties’ Relevant Percentage Interests; and

(b)	MRA shall (subject to receiving it) provide the Registrar with a copy of GSLM’s notice within 14 days of the date of the notice in accordance with section 48(2) of the MRD Act.

5.8	MRA shall, from the first Farm-In Works Start Date, perform the Farm-in Work in accordance with the conditions of the Licence applicable to the Farm-In Interest and shall immediately on demand indemnify GSLM and keep GSLM indemnified against any Loss (subject to Clause 8.3) which GSLM incurs or suffers as a result of:

(a)	any breach by MRA of any of the conditions of the Licence applicable to the Farm-In Interest; or

(b)	any negligent, wilful or wanton act or omission in the operations or activities conducted by MRA (or on its behalf) in the JV Area.

5.9	MRA shall do all things necessary to maintain and protect the Licence and the value of all projects, permits, licences, assets and proprietary information belonging to either Party.

6	GSLM’s obligations and GSLM Works

6.1	GSLM obligations

6.1.1	GSLM shall do all things necessary to comply with its obligations under the Licence and the MRD Act (including complying with the security deposit requirements relating to the Licence under the MRD Act and the annual expenditure requirements set out in Condition 21 of the Licence) and shall keep the Licence in good standing with the Relevant Authority.

6.1.2	GSLM agrees that between the date of execution of this Agreement and the Effective Date, it shall not, without the prior written consent of MRA:

(a)	take any steps that would materially prejudice or diminish the value of the Farm-in Interest; or

(b)	create any encumbrance over the Farm-in Interest or Licence.

6.1.3	GSLM shall immediately:

(a)	notify MRA of the occurrence of any pending and/or threatened material claim in respect of the Licence or GSLM, or any material damage or any other event, either of which will have a material adverse effect on its Licence or the operations under this Agreement;

(b)	notify MRA of any of the following events in relation to the Licence:

(i)	breach of any of the conditions contained in (or attaching to) the Licence;

(ii)	any notice served on it (including from any Relevant Authority) in relation to the event(s) specified in sub-paragraph (i);

(iii)	changes to its legal or beneficial interest in the Licence; and

(c)	provide MRA with copies of all correspondence relating to the JV Area that it receives from or sends to the Relevant Authority directly or indirectly through another person

6.1.4	GSLM shall immediately on demand indemnify MRA and keep MRA indemnified against any Loss (subject to Clause 8.3) which MRA incurs or suffers as a result of:

(a)	Any material breach of the conditions of the Licence;

(b)	any negligent, wilful or wanton act or omission in the operations or activities conducted by GSLM (or on its behalf) in the Licence Area; or

(c)	the failure of GSLM to transfer and assign the Farm-In Interest to MRA in accordance with this Agreement; or

(d)	the failure of GSLM to accept a re-transfer and assignment of the Farm-in Interest from MRA to GSLM in accordance with this Agreement.

6.1.5	In the event that GSLM fails to comply with any of its obligations under Clauses 6.1.1 to 6.1.4 (inclusive), MRA or the JOA as applicable may, in its absolute discretion and without any liability or prejudice to any other rights it may have under Applicable Law:

(a)	perform or procure the performance of exploration works permitted under the Licence anywhere in the Licence Area including seismic or other similar surveys or programmes at GSLM’s sole cost and expense in order to keep the Licence in good standing (where such arrangements will have to be confirmed and approved by the Relevant Authority); and

(b)	exercise its rights under Clause 10.2.2(a).

6.1.6	GSLM shall do all things necessary to maintain and protect the Licence and the value of all projects, permits, licences, assets and proprietary information belonging to either Party.

6.2	GSLM Works

6.2.1	GSLM may carry out any exploration work permitted under the Licence in the JV Area (at its sole cost and expense) (GSLM Works) provided that:

(a)	GSLM gives MRA at least 7 Business Days notice (GSLM Work Notice) of its intention to carry out specific exploration work in the JV Area;

(b)	the GSLM Work Notice specifies:

(i)	the details of the exploration work that GSLM agrees to carry out in the JV Area (GSLM Work); and

(ii)	the dates on which GSLM agrees to commence carrying out the GSLM Work (GSLM Work Start Date) and complete carrying out the GSLM Work; and

(c)	the GSLM Work will not interfere with any Farm-in Work in the JV Area that MRA has already commenced carrying out or has notified GSLM that it will commence carrying out prior to the GSLM Work Start Date in accordance with Clause 5.2.

6.2.2  GSLM shall:

(a)	perform (or procure the performance of) all GSLM Works in accordance with:

(i)	the GSLM Work Notice relating to that GSLM Work;

(ii)	the JV Area JOA (or, if applicable, the Interim Period JV Area JOA); and

(iii)	all Applicable Laws;

(b)	provide MRA with such information in respect to the progress of GSLM Work and the completion of GSLM Work as would be expected of a Reasonable and Prudent Operator in similar circumstances including all information that is required to be disclosed to the Relevant Authority under the Licence and the MRD Act.

7	Technical Data

7.1	GSLM shall provide MRA with copies of all data, information, agreements, documents, and other material (and interpretations of these materials) relevant to the Farm-in Interest or the JV Area in the possession or control of it or its Affiliates (Technical Data), including the results of preliminary drilling and seismic reflection profiles and interpretation reports in respect of the JV Area.

7.2	GSLM shall use its best endeavours to ensure that MRA is made a party to all existing agreements or arrangements GSLM has in place with third parties in respect of Technical Data.

8	Liability and Indemnity

8.1	Subject to Clause 8.3, GSLM shall immediately on demand indemnify MRA and keep MRA indemnified against any Loss which MRA incurs or suffers as a result of:

(a)	any material misrepresentation, or material breach of the warranties given by it under this Agreement; and

(b)	any third party claims against MRA relating to the Farm-in Interest arising on or before the Effective Date.

8.2	Subject to Clause 8.3, MRA shall immediately on demand indemnify GSLM and keep GSLM indemnified against any Loss which GSLM incurs or suffers as a result of any material misrepresentation, or material breach of the warranties given by it under this Agreement.

8.3	Each Party’s liability to indemnify the other Party against Loss under this Agreement is limited to [AUD ] for each event or series of events, subject to a total aggregate liability under this Agreement of [AUD ].

[Note – To be agreed by the Parties]

9	Representations and Warranties

9.1	Representations and warranties

9.1.1	GSLM makes the representations and warranties set out in Clauses 1 and 2 of Schedule 3 to MRA as at the date of this Agreement.

9.1.2	MRA makes the representations and warranties set out in Clauses 1 and 3 of Schedule 3 to GSLM as at the date of this Agreement.

9.2	Repetition of representations and warranties on the Effective Date

9.2.1	All representations and warranties given under Clause 9.1 shall, as of the date hereof, be deemed repeated and valid, true and correct as of the Effective Date and each Farm-in Work Start Date.

9.2.2	The Parties shall not take any action nor fail to take any action prior to the later of the Effective Date and the date on which the JV Area JOA is approved by the Relevant Authority that would result in a breach of any of its representations and warranties under this Agreement.

10	Termination

10.1	Right to terminate

10.1.1	A Party (the Non Defaulting Party) may terminate this Agreement with immediate effect by notice in writing to the other Party (the Defaulting Party) if the following events occur:

(a)	a material breach of the provisions of this Agreement by either Party;

(b)	any representation or warranty expressly made by either Party under this Agreement proves to have been incorrect or misleading in any material respect when made;

(c)	the Insolvency of any Party; or

(d)	the Defaulting Party assigns or transfer, or attempts to assign or transfer the performance of any obligations under this Agreement other than as permitted under Clause 11.

10.1.2	MRA may terminate this Agreement by giving 30 days prior notice of its intention to terminate this Agreement to GSLM which termination may not take effect until any Farm-in Work MRA has elected to carry out under this Agreement has been completed.

10.1.3	For the purposes of this Clause, the Defaulting Party is deemed to be Insolvent if:

(a)	the Defaulting Party proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors;

(b)	any action or legal procedure is commenced or other step is taken with a view to:

(i)	the winding up or dissolution of the Defaulting Party other than in connection with a bona fide solvent reorganisation or reconstruction or other than a winding up petition which is discharged within [7] days of presentation and in any event before it is advertised;

(ii)	the Defaulting Party obtaining a moratorium or other protection from its creditors; or

(iii)	the appointment of a trustee, supervisor, receiver, liquidator, administrator or similar officer or other encumbrancer in respect of the Defaulting Party or any of its assets;

(c)	an event occurs which would result in a floating charge crystallising over any of the assets of the Defaulting Party or any step is taken by any person to take possession of or enforce or levy a distress or execution against any of those assets;

(d)	the Defaulting Party ceases to carry on business; or

(e)	the Defaulting Party suffers any event analogous to any of the above in any jurisdiction.

10.2	Consequences of termination

10.2.1	If GSLM terminates this Agreement pursuant to Clause 10.1.1 or MRA terminates this Agreement pursuant to Clause 10.1.2, then:

(a)	MRA shall re-transfer and assign the Farm-In Interest to GSLM (at MRA’s sole cost and expense) and the Parties shall do all things necessary to obtain all approvals required under the MRD Act in respect of this re-transfer and assignment; and

(b)	GSLM shall (subject to Clause 8.3) immediately on demand indemnify MRA and keep MRA indemnified against any direct Loss which MRA incurs or suffers as a result of any third party claims against MRA relating to the Farm-in Interest on or after the date that this Agreement is terminated.

10.2.2	If MRA terminates this Agreement pursuant to Clause 10.1.1, MRA may require:

(a)	GSLM to transfer and assign the Retained Interest to MRA (at MRA’s sole cost and expense), providing that MRA’s right to terminate this Agreement did not arise under Clause 4.4 or Clause 4.5(c); or

(b)	GSLM to accept a re-transfer and assignment of the Farm-In Interest from MRA (at GSLM’s sole cost and expense),

and the Parties shall do all things necessary to obtain all approvals required under the MRD Act in respect of the above transfers and assignments.

10.2.3	If MRA exercises its option under Clause 10.2.2(b), then GSLM shall immediately on demand indemnify MRA and keep MRA indemnified against any direct Loss (subject to Clause 8.3) which MRA incurs or suffers as a result of any third party claims against MRA relating to the Farm-in Interest on or after the date that this Agreement is terminated.

10.2.4	The termination of this Agreement pursuant to Clause 10.1 is without prejudice to the rights and remedies of either Party accrued before such termination

11	Assignment

11.1	MRA may assign and transfer its rights and obligations under this Agreement to an Affiliate.

11.2	Subject to Clause 11.1, no Party may assign, charge or otherwise encumber, create any trust over or deal in any other manner with this Agreement or any right, benefit or interest under it, nor transfer any of that Party’s obligations under it without the prior written consent of the other Party (such consent not to be unreasonably withheld).

11.3	GSLM shall not assign, transfer, charge or otherwise encumber, create any trust over or deal in any other manner with all or part of the Retained Interest:

(a)	unless GSLM has notified MRA with full details of any proposed dealing at least sixty (60) Business Days prior to the effective date of such dealing;

(b)	except, in the case of a proposed transfer or assignment of the Retained Interest to a third party transferee:

(i)	GSLM has first offered MRA the right to purchase the Retained Interest on the same or substantially the same terms as those agreed between GSLM and its proposed transferee; and

(ii)	MRA has not notified GSLM that it wishes to exercise its right under Clause 11.2(b)(i) within [30] Business Days from the date that it received notice under Clause 11.2(a) or such longer period of time as is reasonable to enable the Parties to clarify what terms between GSLM and MRA would be substantially the same as the terms agreed between GSLM and its proposed transferee; and

(c)	GSLM’s proposed transferee has covenanted with MRA to abide by the terms and conditions in this Agreement in respect of the Retained Interest.

11.4	GSLM shall procure that the company or companies that Control GSLM from time to time do not sell, assign, transfer or otherwise dispose of any part of its or their Controlling interest in GSLM to a third party (other than to an Affiliate of GSLM) without GSLM and the company or companies that Control GSLM at the relevant time first providing 30 days prior notice to MRA.

11.5	A Party may sub-contract all or any of its obligations under this Agreement provided that it shall be liable for the performance of this Agreement.

12	Force Majeure

12.1	For the purposes of this Agreement, “Force Majeure” means any event or occurrence or combination of events and/or occurrences which is not within the reasonable control of the Party affected thereby and which restricts, prevents or delays its performance of any obligation under this Agreement.

12.2	Force Majeure shall include any of the following events and occurrences, but only to the extent that each satisfies the requirements in Clause 12.1:

(a)	an act of, or failure to act by, any Relevant Authority;

(b)	a war, whether declared or not, hostilities, blockade, revolution, insurrection, riot, public disorder, requisition, confiscation or nationalisation;

(c)	terrorism;

(d)	nation-wide strikes or withdrawal of labour (for the avoidance of doubt, strikes or withdrawal of labour affecting only one Party shall not qualify as Force Majeure);

(e)	radioactive or chemical contamination; and

(f)	fire, unusual flood, earthquake, river drought, storm, lightning, epidemic and quarantine.

12.3	If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.

12.4	The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.

12.5	The affected Party shall use all reasonable diligence to prevent, remove, avoid and mitigate the effects of any event of Force Majeure as quickly as possible in a commercially reasonable manner but shall not be obliged to settle any labour dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.

13	Unitisation

If a Commercial Discovery extending across both the JV Area and the GSLM Area is made by either MRA or GSLM during the term of this Agreement, the JV Area JOA or the Interim Period JV Area JOA then the Parties shall:

(a)	unitise the Commercial Discovery pro-rata to the amount of hydrocarbons located in each respective area; and

(b)	apply in good faith for any necessary permissions, licences or agreements required to bring such Commercial Discoveries into commercial production as soon as reasonably possible after these Commercial Discoveries are made.

14	Further assurances

Each Party at its own expense shall, and shall use all reasonable endeavours to procure that third parties shall, execute and sign such documents and do such acts and things as the other Party shall reasonably request in order to carry out the intended purpose of this Agreement or to establish, perfect, preserve or enforce that other Party’s rights under this Agreement.

15	Confidentiality and Public Announcements

15.1	Definitions in this Clause

In this Clause, Confidential Information means all information received or obtained by a Party as a result of entering into or performing this Agreement and which relates to:

(a)	the negotiations concerning this Agreement;

(b)	the provisions of this Agreement;

(c)	the subject matter of this Agreement; or

(d)	the other Party’s business, customers or financial or other affairs.

15.2	Duty of Confidentiality

Save as provided by Clause 15.3, each Party shall (and shall procure that any person connected with it and its representatives shall) keep confidential and not disclose to any person any Confidential Information.

15.3	Permitted disclosures

A Party may disclose or permit the disclosure of Confidential Information:

(a)	to its officers, employees or legal or other professional advisers, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement; or

(b)	to any of its permitted assignees; or

(c)	when required to do so:

(i)	by Applicable Law;

(ii)	by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction; or

(iii)	by any securities exchange or regulatory or governmental body having jurisdiction over it or any of its group companies or to which it or its group companies normally submit, wherever situated, whether or not any direction from any such body has the force of law; or

(d)	to the extent that the Confidential Information has become publicly available or generally known to the public at the time of such disclosure otherwise than as a result of a breach of this Clause; or

(e)	to a relevant tax authority to the extent required for the proper management of the taxation affairs of that Party or its Affiliates; or

(f)	if such disclosure is expressly permitted by some other provision of this Agreement or if the other Party has given prior written approval to the disclosure.

15.4	Consultation

If a Party is required to disclose Confidential Information in a manner permitted by Clause 15.3(c) or Clause 15.3(e), it shall to the extent permitted:

(a)	provide the other Party with advance notice of the requirement and a copy of the information to be disclosed; and

(b)	permit the other Party to make representations or objections in relation to it, and take into account such reasonable representations and objections that the other Party shall make.

15.5	Announcements

Save as required by any securities exchange or Applicable Law, or with the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed):

(a)	no announcement shall be made by any Party relating to the subject matter of (or the transaction referred to in) this Agreement, activities performed in accordance with this Agreement or any Discoveries made pursuant to this Agreement; and

(b)	neither Party shall disclose to any third party any information concerning the terms or subject matter of this Agreement.

15.6	Continuance of obligations

The obligations in this Clause shall continue to apply after termination of this Agreement without limit in time.

16	No partnership

Nothing in this Agreement, and no action taken under this Agreement, shall create a partnership or establish a relationship of principal and agent between any of the Parties or otherwise authorise any Party to bind any other Party for any purpose. Further, the Parties agree and acknowledge that MRA is not jointly and severally liable with GSLM for the satisfaction of the conditions applying to GSLM’s Licence.

17	Invalidity

If a term, clause or provision of this Agreement shall be or be deemed or judged to be invalid for any reason, such invalidity shall not affect the validity or operation of any other term, clause or provision of this Agreement, except to the extent necessary to give effect to such invalidity, provided that such remaining part is capable of independent existence and protects, in equal measure, the interests of both the Parties.

18	Entire Agreement

18.1.1	This Agreement sets out the entire agreement between the parties. It supersedes any previous agreement between the parties in relation to the subject matter of this Agreement. No other term, express or implied, and no usage, custom or course of dealing forms part of or affects this Agreement.

18.1.2	Each Party agrees and acknowledges that in entering into this Agreement it does not rely on any representation not expressly set out in this Agreement of any nature made to it by any person (whether a Party or not). Each Party irrevocably waives all claims, rights and remedies in relation to any such representations made to it before entering into this Agreement.

18.1.3	This Clause does not exclude or restrict any liability or remedy for fraudulent misrepresentation or fraudulent concealment.

19	Waiver and variation

19.1	A provision or a right created by this Agreement cannot be waived or varied except in writing signed by the Parties to be bound.

19.2	No waiver by either Party of any default by the other in the performance of or compliance with any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default whether of a like or different character.

19.3	No failure to exercise, nor delay or omission by either Party in exercising, any right, power or remedy conferred on it under this Agreement or provided by Applicable Laws shall except with the express written consent of that Party:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

19.4	No single or partial exercise by any Party of any right, power or remedy shall prevent any further exercise of that right, power or remedy or the exercise of any other right, power or remedy.

19.5	The rights, powers and remedies conferred on the parties by this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Applicable Laws or otherwise.

20	Survival

Termination of this Agreement shall not affect the operation of those Clauses which could take effect or continue to operate after termination in accordance with their terms including, without limitation, Clauses 1, 2, 4.5, 4.6. 5.4, 5.5, 5.6, 5.7, 6.1, 8, 10.2, 13 to 15 (inclusive), 16, 18, 20, 22, 23, 26 and 27.

21	Tax

Each party shall be responsible for their own income, state and any other taxes arising under applicable law and neither party shall have a claim against the other in respect of tax liabilities. Each party shall consult the other prior to implementing any scheme or arrangement which might prejudice the other’s tax position.

22	Stamp duty and costs

22.1	Except as specifically provided otherwise in this Agreement, all stamp duty and registration or lodgement fees payable to a Relevant Authority on this Agreement and any instrument executed under this Agreement shall be borne by GSLM.

22.2	The Parties shall meet their respective costs of negotiating and entering into this Agreement.

23	Notices

23.1	Form of notices

23.2	All notices or other communications to be given under this Agreement shall be in writing and shall be addressed for the attention of the relevant person indicated below and shall either be delivered personally, sent by registered mail (postage pre-paid and return receipt requested) or sent by facsimile. The address for service of the Parties is as follows:

MRA:

Attention:

Address:

Fax:

[Note – MRA to provide these details]

GSLM:

Attention:

Address:

Fax: [Note – GSLM to provide these details]

Either Party may change its nominated address/addresses by prior notice to the other Party.

23.3	Receipt of notices

Any notice or other communication given under this Agreement shall be deemed to have been received as follows:

(a)	if delivered by hand, at the time of actual delivery;

(b)	if posted, on the [second] Business Day in the case of inland mail [or, in the case of overseas mail, the [fifth] Business Day following the day on which it was despatched by pre-paid registered airmail; or

(c)	if faxed, at the time of receipt by the sender of an error free transmission slip.

provided that a notice deemed to have been received on a day which is not a Business Day, or after normal business hours in the place of receipt, shall instead be deemed to have been received on the next Business Day at the commencement of normal business hours in the place of receipt.

24	Counterparts

This Agreement may be executed in counterpart, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Signed facsimile copies of this Agreement received by a Party shall be interpreted as being conclusive evidence of the execution of the same in terms of this Clause.

25	Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same and the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement.

26	Governing law and dispute resolution

26.1	This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with the laws of the State of Tasmania.

26.2	Each of the parties to this Agreement irrevocably agrees that the courts of the State of Tasmania shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement and, for these purposes, each Party irrevocably submits to the jurisdiction of the courts of the State of Tasmania.

27	Third Party Rights

The Parties do not intend that any term of this Agreement shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement. The parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a party to this Agreement.

SIGNED by the Parties of their duly authorised representatives

Signed by ** [name of	) /s/ Michael Roberts
signatory] duly authorised for and on behalf of	) )
M R Associates LLP )

Signed by ** [name of	) /s/ Malcolm Bendall
signatory] duly authorised for and on behalf of	) )
Great South Land Minerals Limited	)

Schedule 1 – JV Area

Part 1 – Description of the JV Area

The JV Area consists of the 840 square kilometres area within the Licence, exclusive of those areas stated to be “Exclusions” under the terms of the Licence, with corners defined by the following coordinates:

(a)	5,400,000mN	520,000mE
(b)	5,400,000mN	540,000mE
(c)	5,390,000mN	540,000mE
(d)	5,390,000mN	548,000mE
(e)	5,380,000mN	548,000mE
(f)	5,380,000mN	556,000mE
(g)	5,370,000mN	556,000mE
(h)	5,370,000mN	520,000mE

Part 2 – Map of the JV Area

[Note: The map of the JV Area should be identified in the map of the Licence Area below]

Schedule 2 – Representations and warranties

1	Mutual representations and warranties

The Parties make the following representations and warranties to each other as at the date of this Agreement:

(a)	Each Party is duly organized and validly existing under the laws of the country where it is organized. To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform the Agreement. Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

(b)	The execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated in it, and the compliance with the provisions in it will not, to the best of each Party’s knowledge and belief:

(i)	violate any Applicable Laws;

(ii)	contravene the organization documents of a Party; or

(iii)	result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by either Party.

2	GSLM’s representations and warranties

GSLM makes the following representations and warranties to MRA as of the date hereof:

(a)	GSLM holds a 100% legal and beneficial interest in the Licence free and clear of any liens, claims, burdens or encumbrances, other than the liens, claims, burdens or encumbrances in favour of the Relevant Authority according to the terms of the Licence and Applicable Laws;

(b)	The Licence and all other licences, permissions, consents and authorisations necessary to enable GSLM to perform its obligations and exercise its rights under this Agreement are valid and subsisting and to the best of GSLM’s knowledge and belief, it has carried on all its operations under the Licence in accordance with Applicable Laws and is not in breach of the Licence (or the conditions attached to the Licence) and no act, event or omission has occurred which might lead to the revocation or suspension of the Licence;

(c)	It has paid its annual rent and security deposit under the Licence;

(d)	To the best of GSLM’s knowledge the Technical Data provided and to be provided by GSLM to MRA are the best available to it and it has not withheld from MRA any Technical Data and which would call into material question the accuracy of any such Technical Data;

(e)	There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending or to GSLM’s knowledge threatened in connection with the Licence which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement;

(f)	GSLM is not the subject of an order for liquidation or winding up nor has it entered into a scheme of arrangement with its own creditors or any class of them, nor has any official manager, receiver or receiver and manager been appointed in respect of it or its property and assets;

(g)	To the best of its knowledge, information and belief, there are no grounds for GSLM to be subject to forfeiture, determination or compulsory surrender of its interest in the Licence;

(h)	GSLM is not aware of any fact which will or may give rise to any proceeding and is not involved in or aware of any dispute or negotiation with any person or other entity prejudicial to the exercise of any rights relating to the Farm-in Interest; and

(i)	To the best of GSLM’s knowledge, it has not withheld from MRA any matter or information likely to materially affect MRA’s willingness to enter into this Agreement.

3	MRA’s representations and warranties

MRA makes the following representations and warranties to GSLM as of the date hereof:

(a)	There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to MRA’s knowledge, threatened, against MRA which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement;

(b)	MRA is not the subject of an order for liquidation or winding up nor has it entered into a scheme of arrangement with its own creditors or any class of them, nor has any official manager, receiver or receiver and manager been appointed in respect of it or its property and assets;

(c)	MRA has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfil all of its obligations under the Licence and this Agreement.

(d)	MRA has the technical capability, personnel and resources to fulfil its obligations under this Agreement.

Schedule 3 - Joint Operating Agreement Principles

These principles are to be finalised once the model to be used for the JV Area JOA has been selected.

1	Operatorship

(a)	MRA shall be the Operator for the petroleum exploration, development and production operations in the JV Area.

(b)	The Operator shall act in accordance with the standard of a Reasonable and Prudent Operator.

(c)	MRA shall be permitted to assign the operatorship of the JV Area to its Affiliates by providing 30 days prior notice to this effect to GSLM.

2	Management Committee

(a)	The Parties shall establish a management committee comprised of three (3) representatives of MRA and one (1) representative of GSLM (the Management Committee). One (1) of MRA’s representatives shall also act as the chairman of the Management Committee.

(b)	The role of the Management Committee shall be as follows:

(i)	to manage the exploration, development and production activities arising from a commercially viable discovery.

(ii)	each representative to have one vote. In the event of a tie, the Chairman shall have a second or casting vote.

(c)	Notice of Management Committee meetings shall be given no less than [14 days] from the date of the proposed meeting and shall set out the time, date, venue and agenda of the meeting.

(i)	Meeting shall be held on 30 day notice and can be called by either party except if the notice period is waived by both parties.

(d)	The first Management Committee meeting will be held four (4) months from the Effective Date, or such other date as may be agreed between the Parties (the First Meeting). Subsequent meetings will be held once in every four months from the date of that First Meeting unless otherwise agreed.

(e)	The meetings will be held at a mutually convenient location as agreed between the parties.

(f)	The Management Committee representative appointed under Clause 2(a) of this Schedule shall have one (1) vote per representative as set out in 2(a). Other attendees may not vote and the Parties agree, for the avoidance of doubt, that the chairman will be able to exercise his or her right to vote.

3	Other

[Note: To be developed]